EXHIBIT 99.1
Contact: R. Gregory Lewis
          (615) 269-1900
J. ALEXANDER’S CORPORATION SEES RISE
IN RESULTS FOR FOURTH QUARTER OF 2006
Company Signs Lease For New Restaurant
In Orlando, Florida
     NASHVILLE, TN., March 1, 2007 -— J. Alexander’s Corporation (AMEX: JAX) today reported operating results for its fourth quarter and year ended December 31, 2006.
     Highlights for the fourth quarter of 2006 compared to the fourth quarter of 2005 were as follows:
•	Net sales increased 8.1% to $36.2 million from $33.5 million.
•	Weighted average weekly same store sales, adjusted for hurricane-related closure days in 2005, rose 7.3%.
•	Net income reached $2.1 million, up from $1.2 million in 2005, and earnings per diluted share increased by 72% to $.31 from $.18.
     Highlights for the 2006 fiscal year compared to the 2005 fiscal year were as follows:
•	Net sales climbed 8.7% to $137.7 million from $126.6 million.
•	Weighted average weekly same store sales, adjusted for hurricane-related closure days in 2005, increased 5.2%.
•	Net income was $4.7 million compared to $3.6 million in 2005, and earnings per diluted share increased by 33% to $.69 from $.52.

J. Alexander’s Corporation Reports Results for Fourth Quarter of 2006 — Page 2
     Commenting on the Company’s performance, Lonnie J. Stout II, Chairman, President and Chief Executive Officer, said, “We are pleased with the strong finish to a solid year just ended. Particularly notable in the fourth quarter was the significant gain in same store sales, which were up over 7%, and the increase in restaurant operating margins (net sales minus total restaurant operating expenses divided by net sales), which improved to 15.5% from 13.2% in the last quarter of 2005.”
     Stout said the menu price increase of approximately 2.5% to 3% taken early in the fourth quarter was a significant factor in bringing the Company’s cost of sales as a percentage of net sales back to what management believes are acceptable levels. He said that menu price increases also contributed to increases in the average check per guest and gains in same store sales which, combined with efficient management of labor costs and other restaurant operating expenses, allowed J. Alexander’s to reduce these expense categories as a percentage of net sales. Another factor reducing operating expenses in the fourth quarter just ended was the lower cost of utilities. Finally, the ramp-up in profitability of the newest J. Alexander’s restaurant (opened in the final period of 2005) contributed to the Company’s improved financial performance in the fourth quarter and full year of 2006.
     “The fourth quarter and full-year comparisons were aided by the effects of a severe hurricane season in 2005,” Stout continued, “as well as pre-opening expenses in 2005. However, income before income taxes for the fourth quarter of 2006 included $385,000 less income from reductions in liabilities for gift cards and certificates than did the fourth quarter of 2005, and the full year of 2006 included $566,000 less of such income.”

J. Alexander’s Corporation Reports Results for Fourth Quarter of 2006 — Page 3
     According to Stout, the Company estimates that net sales lost from the effect of hurricanes were approximately $365,000 in the fourth quarter of 2005 and $465,000 for the full year of 2005. Net income for both the fourth quarter and full year of 2005 were reduced by an estimated $ .02 per diluted share related to the effect of hurricanes. Pre-opening expenses were $296,000 in the fourth quarter of 2005 and $411,000 for the full year of 2005.
     J. Alexander’s Corporation’s average guest check, including alcoholic beverage sales, increased by approximately 9% in the fourth quarter of 2006 over the corresponding period a year earlier. Average guest counts, after adjustment for the estimated effect of hurricanes on 2005 guest counts, decreased on a same store basis by an estimated 2.8%. Average weekly sales per restaurant for the fourth period of 2006 rose 7.4% to $99,000 from $92,200 reported in the fourth quarter of 2005. The calculations of both average weekly sales and weekly average same store sales for the fourth quarter of 2005 exclude the effect of a total of 28 sales days the Company’s restaurants were closed due to hurricanes during that period. Same store sales calculations are based on restaurants open for more than 18 months. None of the Company’s restaurants was closed due to hurricanes in 2006.
     For the full 2006 fiscal year, the average guest check of J. Alexander’s Corporation, including alcoholic beverage sales, rose 6.5% from the previous fiscal year. Average guest counts, after adjustment for the estimated effect of hurricanes on 2005 guest counts, decreased on a same store basis by an estimated 1.9%. Average weekly sales per restaurant for fiscal 2006 climbed 5.7% to $94,400 from $89,300 recorded in the prior fiscal year. The calculations of both average weekly sales and average weekly

J. Alexander’s Corporation Reports Results for Fourth Quarter of 2006 — Page 4
same store sales for fiscal year 2005 exclude the effect of a total of 39 sales days the Company’s restaurants were closed due to hurricanes during the year.
     Stout said that he expects the Company to have another successful year in 2007, but noted that he also expects costs to increase significantly in several areas.
     Stout noted that the Company recently entered into a twelve month beef pricing agreement for certain products which represent approximately two thirds of its total beef costs. The cost of products purchased under this agreement, which is effective in March of 2007, is expected to increase by approximately 10%, or $850,000, on an annual basis over the cost of those products under the previous agreement. He said the Company will attempt to contract on a long term basis for one additional product not currently under a long term agreement, but there is no assurance it will be able to do so on terms which are acceptable to the Company. He also indicated that management expects prices for this remaining product to increase, perhaps significantly, in 2007 whether it is purchased at market prices or under a long term agreement. Stout said that the Company’s management believes that prices under a pricing agreement which expires in March of 2007 and which was in effect for most of 2006 were favorable relative to the average prevailing market prices during the period of that agreement.
     Three states in which J. Alexander’s Corporation operates restaurants increased minimum wage rates, including the minimum rate paid to tipped employees, on January 1, 2007, and at least one other state has enacted an increase which will be effective July 1, 2007. Stout noted that a federal minimum wage rate increase appears likely in 2007, but is not expected to have a significant impact on the Company’s costs as long as there is no increase in the minimum rate for tipped employees.

J. Alexander’s Corporation Reports Results for Fourth Quarter of 2006 — Page 5
     “Our input costs increased substantially last year and we expect to see further increases in 2007,” Stout commented. “We recently experienced an increase in produce prices as a result of severe weather conditions in California. While this is a short term issue caused by specific events, we believe we will continue to see the effects of inflation in virtually all major input cost categories during the year.”
     Stout said substantial pre-opening expenses will be incurred during the current year in connection with a new previously announced J. Alexander’s restaurant in Palm Beach Gardens, Florida, which is expected to open in the last half of 2007. He said pre-opening construction period rent expense may also be incurred in the current fiscal year in connection with restaurants to be opened in fiscal 2008, depending on whether the Company takes possession or is given control of any additional leased locations during the year.
     For fiscal 2007, the J. Alexander’s Corporation senior executive said the Company plans to emphasize operating efficiencies and to further increase menu prices as needed and to the extent competitive conditions permit in order to offset the effects of higher restaurant operating costs. “We will, however, remain cognizant of the importance of balancing menu price increases needed to maintain or improve profitability with the need to provide solid value to guests. This is an integral part of our strategy to maintain continued growth in same store sales and return guest counts, which have declined for the past two years, to higher levels. We are sharply focused on improving service levels and providing exceptional service,” Stout concluded.
     During the first quarter of the 2007 fiscal year, J. Alexander’s Corporation has executed a lease agreement for a new J. Alexander’s restaurant to be located at The Rialto

J. Alexander’s Corporation Reports Results for Fourth Quarter of 2006 — Page 6
on Sand Lake Road at I-4 in Orlando, Florida. This restaurant is expected to open in 2008. The Company continues to actively seek new sites for J. Alexander’s restaurants and presently expects to open three new locations in 2008.
     J. Alexander’s Corporation operates its 28 J. Alexander’s restaurants in Alabama, Colorado, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Michigan, Ohio, Tennessee and Texas. J. Alexander’s is an upscale, contemporary American restaurant known for its wood-fired cuisine. The Company’s menu features a wide selection of American classics, including steaks, prime rib of beef and fresh seafood, as well as a large assortment of interesting salads, sandwiches and desserts. J. Alexander’s also has a full-service bar that features an outstanding selection of wines by the glass and bottle.
     J. Alexander’s Corporation is headquartered in Nashville, Tennessee.
     This press release contains forward-looking statements that involve risks and uncertainties. Actual results, performance or developments could differ materially from those expressed or implied by those forward-looking statements as a result of known or unknown risks, uncertainties and other factors. These risks, uncertainties and factors include the Company’s ability to increase sales and operating margins in its restaurants; changes in business or economic conditions, including rising food costs and product shortages; the effect of higher gasoline prices on consumer demand; availability of qualified employees; increased cost of utilities, insurance and other restaurant operating expenses; potential fluctuations of quarterly operating results due to seasonality and other factors; the effect of hurricanes and other weather disturbances which are beyond the control of the Company; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry, which is very intense; competition by the Company’s new restaurants with its existing restaurants in the same vicinity; changes in consumer spending, consumer tastes, and consumer attitudes toward nutrition and health; expenses incurred if the Company is the subject of claims or litigation or increased governmental regulation; changes in accounting standards, which may affect the Company’s reported results of operations; and expenses the Company may incur in order to comply with changing corporate governance and public disclosure requirements of the Securities and Exchange Commission and the American Stock Exchange. These as well as other factors are discussed in detail in the Company’s filings made with the Securities and Exchange Commission and other communications.
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J. Alexander’s Corporation Reports Results for Fourth Quarter of 2006 — Page 7
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
(Unaudited in thousands, except per share amounts)

	Quarter Ended		Year Ended
	Dec. 31	Jan. 1	Dec. 31	Jan. 1
	2006	2006	2006	2006
Net sales	$36,188	$33,466	$137,658	$126,617
Costs and expenses:
Cost of sales	11,634	11,012	45,026	41,710
Restaurant labor and related costs	10,939	10,276	43,512	39,860
Depreciation and amortization of restaurant property and equipment	1,287	1,255	5,200	4,835
Other operating expenses	6,709	6,516	26,622	24,639

Total restaurant operating expenses	30,569	29,059	120,360	111,044
General and administrative expenses	2,419	2,336	9,641	9,081
Pre-opening expense	—	296	—	411

Operating income	3,200	1,775	7,657	6,081
Other income (expense):
Interest expense, net	(350)	(440)	(1,566)	(1,770)
Other, net	27	16	94	114

Total other expense	(323)	(424)	(1,472)	(1,656)

Income before income taxes	2,877	1,351	6,185	4,425
Income tax provision	744	126	1,468	865

Net income	$2,133	$1,225	$4,717	$3,560

Earnings per share:
Basic earnings per share	$.32	$.19	$.72	$.55

Diluted earnings per share	$.31	$.18	$.69	$.52

Weighted average number of shares:
Basic earnings per share	6,569	6,524	6,551	6,489
Diluted earnings per share	6,854	6,836	6,839	6,801

J. Alexander’s Corporation Reports Results for Fourth Quarter of 2006 — Page 8
J. Alexander’s Corporation and Subsidiaries
Consolidated Statements of Income
Percentages of Net Sales

	Quarter Ended		Year Ended
	Dec. 31	Jan. 1	Dec. 31	Jan. 1
	2006	2006	2006	2006
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	32.1	32.9	32.7	32.9
Restaurant labor and related costs	30.2	30.7	31.6	31.5
Depreciation and amortization of restaurant property and equipment	3.6	3.8	3.8	3.8
Other operating expenses	18.5	19.5	19.3	19.5

Total restaurant operating expenses	84.5	86.8	87.4	87.7
General and administrative expenses	6.7	7.0	7.0	7.2
Pre-opening expense	—	0.9	—	0.3

Operating income	8.8	5.3	5.6	4.8
Other income (expense):
Interest expense, net	(1.0)	(1.3)	(1.1)	(1.4)
Other, net	0.1	—	0.1	0.1

Total other expense	(0.9)	(1.3)	(1.1)	(1.3)

Income before income taxes	8.0	4.0	4.5	3.5
Income tax provision	2.1	0.4	1.1	0.7

Net income	5.9%	3.7%	3.4%	2.8%

Note: Certain percentage totals do not sum due to rounding.
Average Weekly Sales Information:
Average weekly sales per restaurant	$99,000	$92,200	$94,400	$89,300
Percent increase	+7.4%		+5.7%
Same store weekly sales per restaurant (1)	$98,500	$91,800	$93,800	$89,200
Percent increase	+7.3%		+5.2%
(1) Includes the twenty-seven restaurants open for more than eighteen months.

J. Alexander’s Corporation Reports Results for Fourth Quarter of 2006 — Page 9
J. Alexander’s Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited dollars in thousands)

	December 31	January 1
	2006	2006
ASSETS
Current Assets
Cash and cash equivalents	$14,688	$8,200
Deferred income taxes	1,079	964
Other current assets	4,763	4,542

Total current assets	20,530	13,706
Other assets	1,249	1,164
Property and equipment, net	71,815	74,187
Deferred income taxes	5,055	4,510
Deferred charges, net	701	733

	$99,350	$94,300

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$13,663	$12,897
Long-term debt and capital lease obligations	22,304	23,193
Other long-term liabilities	5,553	5,103
Stockholders’ equity	57,830	53,107

	$99,350	$94,300

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